United National Bancorp and Vista Bancorp
                             Announce Plans To Merge

Bridgewater, NJ--November 20, 2001--United National Bancorp (NASDAQ: UNBJ) and Vista Bancorp (NASDAQ: VBNJ) jointly announced today that they have entered into a definitive agreement in which United National Bancorp will acquire Vista Bancorp, Inc. in a fixed exchange of cash and stock. Vista is a bank holding company with $699 million in assets and is headquartered in Phillipsburg, New Jersey. Through its principal subsidiary, Vista Bank, N.A., it operates 16 offices throughout western New Jersey and eastern Pennsylvania.

United National Bancorp is the $1.9 billion asset commercial bank holding company for UnitedTrust Bank which operates a network of 35 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. With the completion of the Vista acquisition, United National Bancorp expects to have $2.6 billion in assets and an interstate branch network that spans nine counties.

"The acquisition of Vista significantly strengthens our market share position in the growing western New Jersey marketplace and marks our entry into eastern Pennsylvania," stated Thomas C. Gregor, chairman and chief executive officer of United National Bancorp. "Since its founding in 1856 as The Phillipsburg National Bank and Trust Company, Vista has a history of delivering superior service to the community. This acquisition brings together two strong organizations whose success has been closely linked to the strength and vitality of the communities we serve. Together, we believe that we can build even stronger community partnerships that make our communities better places to live and work."

"We are pleased and excited to be joining United National Bancorp," said Barbara Harding, president and chief executive officer of Vista. "UnitedTrust's commitment to offering outstanding community-based branch banking services will enable us to expand the scope of services we are able to provide residents and businesses. We have long believed that community banking is all about making banking decisions locally. UnitedTrust shares that philosophy and delivers the same warm brand of personalized service that only a community bank can provide today."

Mrs. Harding will become a director of United National Bancorp upon completion of the transaction. "We look forward to welcoming Barbara and benefiting from the community commitment which she will bring to our Board," said Mr. Gregor.

With the completion of the Vista acquisition, UnitedTrust Bank will greatly enhance its deposit market share in the Interstate 78 growth corridor which comprises the heart of New Jersey's wealth belt. UnitedTrust, which already has the second highest market share in Somerset County, would also have the second highest market share in Hunterdon County. Somerset and Hunterdon counties, together with Morris County where UnitedTrust also has a presence, are among the top ten in the nation in median household income. The Bank would also have the leading market share position in Warren County. In addition, UnitedTrust will gain a strong six branch foothold in attractive Lehigh and Northampton counties of eastern Pennsylvania.
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Based on the price of $24.24 for United National Bancorp's common stock prior to today's announcement, the transaction represents total consideration of approximately $151 million or $28.36 per Vista share, an exchange ratio of 1.17 shares for each Vista share. Total consideration is fixed at $37.6 million in cash and 4,655,518 United National Bancorp shares. The total value at closing may rise or fall based on the average per share price of United National Bancorp stock for a ten-day period prior to closing. Each shareholder may choose cash or stock, subject to proration if either cash or stock is oversubscribed.

For this transaction, United National Bancorp received a share option to purchase 19.9% of Vista stock, at $21.50 per share, exercisable under certain limited conditions. United National Bancorp expects to realize cost savings of $6.4 million or 33.3% of Vista's non-interest expenses with 80% of that realized in 2002 and all of the savings realized in 2003.

The transaction is expected to be completed by April 30, 2002 and is conditioned upon receiving necessary bank regulatory approvals, the approval of shareholders from both companies and other customary conditions.

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $1.9 billion asset commercial bank holding company whose principal subsidiary is UnitedTrust Bank. The Bank operates 35 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. UnitedTrust provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of UnitedTrust Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about earnings, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", "optimistic", or by expressions of confidence such as "for the coming months", "consistent", "continue", "strong", "superior" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, expected cost savings not being realized or not being realized within the expected time frame; income or revenues being lower than expected or operating costs higher; competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; weakening of general economic conditions nationally or in New Jersey, especially as they have been affected by the events

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of September 11th and developments thereafter; changes in legal and regulatory barriers and structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. Actual results may differ materially from such forward-looking statements. The company does not assume any obligation for updating any such forward-looking statements at any time.

Contact: media, Donald E. Reinhard, 908-429-2370, or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp, or William F. Keefe, 908-859-9539 of Vista Bancorp, Inc.

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